Exhibit 99.1

RH REPORTS RECORD SECOND QUARTER FISCAL 2019 RESULTS

Company Raises Fiscal 2019 Guidance for the Third Time this Year

Corte Madera, CA - September 10th, 2019 - RH (NYSE: RH) today announced second quarter fiscal 2019 results. Chairman & Chief Executive Officer Gary Friedman provided an update on the Company’s continued evolution and outlook. RH Leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

SECOND QUARTER 2019 HIGHLIGHTS

Q2 GAAP NET REVENUES INCREASED +10.3% TO $706.5M

Q2 ADJUSTED NET REVENUES INCREASED +9.9% TO $706.5M

Q2 GAAP OPERATING INCOME INCREASED +27% TO $104.0M VS. $81.8M LY

Q2 ADJUSTED OPERATING INCOME INCREASED +39% TO $105.0M VS. $75.5M LY

Q2 GAAP OPERATING MARGIN INCREASED 190 BASIS POINTS TO 14.7% VS. 12.8% LY

Q2 ADJUSTED OPERATING MARGIN INCREASED 320 BASIS POINTS TO 14.9% VS. 11.7% LY

Q2 GAAP NET INCOME INCREASED +1% TO $63.8M VS. $62.9M LY

Q2 ADJUSTED NET INCOME INCREASED +31% TO $71.4M* VS. $54.5M* LY

Q2 GAAP EPS INCREASED +25% TO $2.86 VS. $2.29 LY

Q2 ADJUSTED DILUTED EPS INCREASED +59% TO $3.20* VS. $2.01* LY

Q2 FREE CASH FLOW INCREASED TO $109.2M VS. $25.2M LY

YTD Q2 FREE CASH FLOW INCREASED TO $137.9M VS. $2.5M LY

*The Company’s adjusted net income and adjusted diluted EPS benefited by $4.5M and $0.20, respectively, in the second quarter due to a change of the normalized tax rate to 21% versus the previous estimate of 26%, and the Company now expects the effective tax rate for fiscal 2019 to be 21%. The Company has normalized all periods presented using a tax rate of 21% to support comparability of growth for purposes of presenting non-GAAP adjusted earnings in order to facilitate year over year comparison of operating results on a comparable basis with historical results at a consistent tax rate across time periods.  The Company has also provided reconciliation tables that update historical results to reflect these changes.

As of February 3, 2019, the Company adopted Accounting Standards Update 2016-02, Accounting Standards Update 2018-10 and Accounting Standards Update 2018-11 (together, “ASC 842”), which pertain to accounting for leases. The Company’s previous and current guidance conforms to the new policy. Under the Company’s adoption method, the Company’s financial results for prior comparative periods are presented with adjustments to reflect the impact of ASC 842.  The Company has provided reconciliation tables that update historical results to reflect these changes in lease accounting standards.

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

To Our People, Partners, and Shareholders,

We are pleased to report another quarter of record results, and are raising our fiscal 2019 guidance for the third time this year. We generated record GAAP revenues of $706.5 million, an increase of 10.3%, record GAAP operating margin of 14.7%, record adjusted operating margin of 14.9%, record GAAP earnings per share of $2.86, and record adjusted diluted earnings per share of $3.20, a 59% increase versus $2.01 a year ago applying a 21% normalized tax rate in both years.

We are raising our fiscal 2019 guidance for the year as follows:

	Prior Guidance	Updated Guidance
Adjusted net revenues	$2,658.0 - $2,674.0	$2,680.3 - $2,694.3
Adjusted operating income*	$342.0 - $358.0	$365.5 - $372.3
Adjusted operating margin*	12.9% - 13.4%	13.6% - 13.8%
Adjusted net income*	$213.3 - $223.8	$246.9 - $252.3
Adjusted diluted EPS	$9.08 - $9.52	$10.53 - $10.76

* The prior guidance for this financial measure is implied by the Company’s July 29, 2019 upward revision to adjusted earnings guidance.  The last actual guidance issued for this financial measure was on June 12, 2019 in connection with the Company’s first quarter earnings release, when the Company provided fiscal 2019 adjusted operating income guidance of $332.5 million to $350.5 million, adjusted operating margin guidance of 12.6% to 13.2%, and adjusted net income guidance of $206.2 million to $218.2 million.

Our focus on elevating the brand, architecting an integrated operating platform, and pivoting the Company back to growth has resulted in RH standing out as one of the few brands that is growing revenues, expanding operating margins, and driving significantly higher returns on invested capital and free cash flow. Despite achieving industry leading operating margins, we continue to demonstrate our ability to grow earnings significantly faster than revenues, illustrating the desirability of our differentiated product offering, and the emergence of RH as a luxury brand generating luxury margins.

Second quarter adjusted net revenues increased 9.9% over last year reflecting the strength of our core RH business, the performance of our new galleries, particularly RH New York, the continued expansion of RH Hospitality and planned accelerated outlet sales due to the previously mentioned closure of a 500,000 square foot distribution facility in the fourth quarter of fiscal 2018. Additionally, we experienced better than expected delivered sales in the last few weeks of the quarter as a result of shipping efficiencies and lower returns due to the recent redesign of our home delivery network.

As a reminder, embedded in our 2019 guidance there is an approximate 3 point revenue reduction as a result of editing unprofitable and non-strategic businesses, namely the elimination of the remaining holiday business (1 point), the elimination of fringe promotions (1 point), and the transition of our rug business from a single source importer to a direct sourcing model (1 point).  As planned, the drag was approximately 2 points in the first quarter, 4 points in the second quarter and we expect approximately 2 points in the third quarter and 4 points in the fourth quarter. Taking into account the approximate 4 point negative drag, adjusted net revenues would have increased 13.9% in the second quarter. We expect our new rug collection to contribute to both revenue and earnings growth in fiscal 2020.

Despite the increase in tariffs and some negative macro trends, we remain optimistic that our business momentum will continue, supported by a number of positive factors including by the recent mailing of the Fall Interiors and soon to be in-home Modern Source Books, the increasing contribution from RH Beach House, the launch of RH Ski House and new Galleries opening this fall.

Our largest and most important new Gallery, RH New York, continues to trend comfortably in excess of $100 million in annualized revenue for fiscal 2019 and will generate more than $30 million of cash contribution in its first full fiscal year.  We are on track to open RH Minneapolis, the Gallery in Edina, RH Columbus, the Gallery at Easton Town Center, and RH Marin, the Gallery at the Village of Corte Madera, in the second half. These new prototype Galleries average 45,000 square feet of indoor and outdoor selling space spanning three levels with rooftop parks, restaurants, barista bars and consumer facing RH Interior Design offices, and will enable us to place our disruptive product assortment and immersive retail experience into the market at a fraction of our former investment. Looking forward, we expect to accelerate our real estate transformation to a rate of 5 to 7 new Galleries in Fiscal 2020 and 7 or more new Galleries in Fiscal 2021.

Regarding trade with China, we do not expect the current tariffs to impair our ability to achieve stated financial goals and the impact from the increased tariffs is embedded in our guidance for the year.  We continue to receive pricing accommodations from vendors and have implemented price increases where necessary with little to no impact to our business.

As it relates to our balance sheet, we ended the second quarter with inventory of $481 million versus $551 million last year, down $70 million, or 13% versus a 10% revenue increase.  Due to the efficiency of our supply chain network redesign and the simplification of our reverse logistics and outlet model we expect to end the year with inventories down $80 to $90 million versus 2018.  We are now projecting to generate free cash flow in the range of $325 to $350 million and expect total net debt to trailing twelve month adjusted EBITDA of approximately 1.8x to 1.9x at year end.

While we remain comfortable with our balance sheet, the current market conditions for convertible debt are attractive.  As previously communicated, we will continue to be opportunistic as it relates to the capital markets.  If there is an opportunity to issue convertible debt at acceptable terms, it could enable us to lower interest expense and increase adjusted diluted EPS by as much as $0.20 to $0.25 this year, and $0.65 to $0.70 next year, creating shareholder value and providing increased optionality for RH.

We believe our Company remains undervalued and will continue to evaluate share repurchases.  Thus far in 2019, we have acquired 2.2 million shares at an average price of $115.36. Inclusive of our share repurchases in 2017 and 2018, we have repurchased 24.4 million shares at an average price of $61.40 per share, or approximately 60% of the total shares previously outstanding. We believe the repurchase of our shares will prove to be an outstanding allocation of capital for the benefit of our long term shareholders.

Looking forward, we continue to see a clear path to $4 to $5 billion in North America revenues, with mid-to-high teens operating margins and ROIC in excess of 50%.  Additionally, we now believe there is an opportunity to more than double those revenues as we begin to expand globally, and move the brand beyond creating and selling products to conceptualizing and selling spaces.

Our long term targets remain:

Net revenue growth of 8% to 12%

Adjusted operating margins in the mid to high teens

Adjusted net income growth of 15% to 20% annually

Return on invested capital (ROIC) in excess of 50%

We do understand the strategies we are pursuing – opening the largest specialty retail experiences in our industry while most are shrinking the size of their retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, design, and quality of the products and experiences we are creating – are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

Ironically, I was reading an article in Forbes this morning with the headline “RH, (A.K.A. Restoration Hardware) Fails When It Comes To Digital.”  The writer, Pamela Danziger, points to the Digital IQ Index published by Gartner L2, a consulting group who ranks the digital IQ of 103 specialty retailers with only Charlotte Russe keeping RH off the bottom of the ranking.  She pointed out that Gartner L2’s principal specialty retail research analyst Supriya Jain mentioned, “For at least the last three years, RH has ranked in our (feeble) class in specialty retail”, and goes on to point out that every other directly competitive brand ranks higher, with Pier 1 ranking in the highest (gifted) class.  I like to advise our team that it is dangerous to run your business or live your life based on other people’s thinking, especially ones who tend to be sideline critics and have no experience building a business like ours.  I’m sure if Pamela, Supriya, and Gartner L2 did a Retail IQ Index that looked at earnings growth and shareholder value creation over the past three years across all channels, they would find RH’s placement in the hierarchy quite different.  Or better yet, since 85% of retail sales are still done in stores, maybe a Retail Store IQ Index, ranking retailers on store performance or the metrics important to customers would be interesting, and most likely find us somewhere near the very top. Nonetheless, somehow “feebly” we generate over a billion dollars in our digital channel, which also ranks above all the competitive brands mentioned in the article. We like to say on Team RH that “Leaders have to be comfortable making others uncomfortable.”  It’s what leaders do, and when you know you’re on the right path, even when it makes others uncomfortable, or when they call you feeble.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape and, we would argue, will also prove to be equally valuable.

We would like to thank all of our people and partners whose passion and persistence bring our vision and values to life each and every day, as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Note: We define return on invested capital (ROIC) as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

Q&A CONFERENCE CALL INFORMATION

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/ Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through September 24, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 6784388, as well as on the Company’s investor relations website.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers its collections through its retail galleries across North America, the Company’s multiple Source Books, and online at RH.com, RHModern.com, RHBabyandChild.com, RHTeen.com and Waterworks.com.

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted net income margin, adjusted diluted earnings per share, normalized adjusted net income, normalized adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted SG&A, EBITDA and Adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding: Our fiscal 2019 guidance including our expectations for adjusted net revenue, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted EPS, the impact from the increased tariffs, the impact of revenue reduction as a result of editing unprofitable and non-strategic businesses; our future opportunity, growth plans and strategies, including our focus on elevating the brand and architecting an integrated operating platform, and RH becoming one of the few retailers that is growing revenues, expanding margins, and driving significantly higher returns on invested capital; our optimism that our business momentum will continue despite negative macro trends and increased tariffs; our expectations regarding our tax rate for fiscal 2019 including assumptions regarding our applicable tax rate and factors that would affect our tax rate; our expectation that our RH New York gallery will continue to trend comfortably in excess of $100 million in annualized revenue for fiscal 2019 and will generate more than $30 million of cash contribution in its first full fiscal year; our plan to open new stores in the remainder of 2019; our belief that the current tariffs will not impair our ability to achieve our stated financial goals and that our response to tariffs will not have an adverse impact on our business; the impact on our business trends from macro factors; the expected acceleration of our real estate transformation including the opening of 5 to 7 new Galleries in fiscal 2020 and a minimum of 7 new Galleries in fiscal 2021; our belief that our Company remains undervalued and that the repurchase of our shares will prove to be an outstanding allocation of capital for the benefit of our long term shareholders; our expectations regarding the convertible notes market and our ability to complete a convertible notes financing on favorable terms; our expectations regarding sources and uses of capital; our expectations with respect to year-end inventory levels; planned accelerated outlet sales; our projections regarding free cash flow and net debt to trailing twelve month adjusted EBITDA at year end; our path to $4 to $5 billion in North America revenues, with mid-to-high teens operating margins and ROIC in excess of 50%; our belief that there is an opportunity to more than double revenues as we begin to expand globally; our long term targets, including net revenue growth of 8% to 12%, adjusted operating margins in the mid to high teens, adjusted net income growth of 15% to 20% annually and ROIC in excess of 50%; our intention to be opportunistic as it relates to the capital markets and the potential benefits to our Company of completing a notes offering on acceptable terms; our positioning on store performance and metrics important to customers relative to other retailers; and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,”

“project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs, the countermeasures and mitigation steps that we adopt in response to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CONTACT

Allison Malkin

203-682-8225

allison.malkin@icrinc.com

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of retail Galleries, outlets and showrooms:

	August 3,	August 4,
	2019	2018
RH
Design Galleries [a]	20	18
Legacy Galleries	43	44
Modern Galleries	2	2
Baby & Child Galleries	5	6
Total RH Galleries	70	70
Outlets [b]	40	36

Waterworks Showrooms	15	15

[a]	As of August 3, 2019 and August 4, 2018, six and four of our RH Design Galleries include an integrated RH Hospitality experience, respectively.
[b]

Net revenues for outlet stores, which include warehouse sales, were $53.9 million and $37.9 million for the three months ended August 3, 2019 and August 4, 2018, respectively. Net revenues for outlet stores, which include warehouse sales, were $109.5 million and $81.1 million for the six months ended August 3, 2019 and August 4, 2018, respectively.

The following table presents RH Gallery and Waterworks showroom metrics and excludes outlets:

	Three Months Ended
	August 3,		August 4,
	2019		2018
		Total Leased Selling		Total Leased Selling
	Store Count	Square Footage	Store Count	Square Footage
		(in thousands)		(in thousands)
Beginning of period	85	1,078	84	1,012
Design Galleries:
Nashville Design Gallery	—	—	1	45.6
Baby & Child Galleries:
Portland RH Baby & Child Gallery	—	—	1	4.7
Dallas RH Baby & Child Gallery	—	—	1	3.7
Legacy Galleries:
San Antonio legacy Gallery (relocation)	—	(3.8)	—	—
Nashville legacy Gallery	—	—	(1)	(7.1)
Washington DC legacy Gallery	—	—	(1)	(5.6)
End of period	85	1,074	85	1,053

Weighted-average leased selling square footage		1,075		1,035
% Growth year over year		4%		13%

See the Company’s most recent Form 10‑K and Form 10‑Q filings for square footage definitions.

Total leased square footage as of August 3, 2019 and August 4, 2018 was 1,451,000 and 1,414,000, respectively.

Weighted-average leased square footage for the three months ended August 3, 2019 and August 4, 2018 was 1,451,000 and 1,392,000, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	August 3,	% of Net	August 4,	% of Net	August 3,	% of Net	August 4,	% of Net
	2019	Revenues	2018	Revenues	2019	Revenues	2018	Revenues
Net revenues	$706,514	100.0%	$640,798	100.0%	$1,304,935	100.0%	$1,198,204	100.0%
Cost of goods sold	411,556	58.3%	372,454	58.1%	777,163	59.6%	720,527	60.1%
Gross profit	294,958	41.7%	268,344	41.9%	527,772	40.4%	477,677	39.9%
Selling, general and administrative expenses	190,977	27.0%	186,521	29.1%	355,158	27.2%	347,707	29.1%
Income from operations	103,981	14.7%	81,823	12.8%	172,614	13.2%	129,970	10.8%
Other expenses
Interest expense—net	24,513	3.4%	15,467	2.5%	45,631	3.5%	30,565	2.5%
(Gain) loss on extinguishment of debt	(954)	(0.1)%	917	0.1%	(954)	(0.1)%	917	0.1%
Total other expenses	23,559	3.3%	16,384	2.6%	44,677	3.4%	31,482	2.6%
Income before income taxes	80,422	11.4%	65,439	10.2%	127,937	9.8%	98,488	8.2%
Income tax expense	16,665	2.4%	2,533	0.4%	28,458	2.2%	10,121	0.8%
Net income	$63,757	9.0%	$62,906	9.8%	$99,479	7.6%	$88,367	7.4%

Weighted-average shares used in computing basic net income per share	18,465,876		21,925,702		19,221,367		21,735,364
Basic net income per share	$3.45		$2.87		$5.18		$4.07

Weighted-average shares used in computing diluted net income per share	22,324,112		27,496,561		23,629,050		26,363,395
Diluted net income per share	$2.86		$2.29		$4.21		$3.35

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 3,	February 2,	August 4,
	2019	2019	2018
ASSETS
Cash and cash equivalents	$11,555	$5,803	$22,199
Merchandise inventories	480,688	531,947	551,343
Other current assets	165,379	166,217	110,380
Total current assets	657,622	703,967	683,922
Property and equipment—net	950,594	952,957	798,212
Operating lease right-of-use assets	421,001	440,504	463,063
Goodwill and intangible assets	210,392	210,401	242,498
Other non-current assets	148,199	115,189	126,661
Total assets	$2,387,808	$2,423,018	$2,314,356

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$289,713	$320,497	$284,942
Convertible senior notes due 2019—net	—	343,789	335,670
Convertible senior notes due 2020—net	280,688	—	—
Operating lease liabilities	57,162	66,249	59,664
Deferred revenue, customer deposits and other current liabilities	297,394	262,051	224,066
Total current liabilities	924,957	992,586	904,342
Asset based credit facility	145,000	57,500	—
Term loans—net	316,348	—	—
Equipment promissory notes—net	42,113	—	—
Convertible senior notes due 2020—net	—	271,157	261,929
Convertible senior notes due 2023—net	257,766	249,151	240,804
Non-current operating lease liabilities	415,803	437,557	454,812
Non-current finance lease liabilities	433,591	421,245	278,550
Other non-current obligations	30,148	32,512	32,410
Total liabilities	2,565,726	2,461,708	2,172,847

Stockholders’ equity (deficit)	(177,918)	(38,690)	141,509
Total liabilities and stockholders’ equity (deficit)	$2,387,808	$2,423,018	$2,314,356

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	August 3,	August 4,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$99,479	$88,367
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,510	41,939
Accretion of debt discount upon settlement of debt	(70,482)	—
Other non-cash items	77,559	74,839
Change in assets and liabilities:
Prepaid expense and other assets	(2,882)	(40,646)
Accounts payable and accrued expenses	(40,073)	(31,707)
Current and non-current operating lease liability	(44,513)	(43,025)
Other changes in assets and liabilities	25,535	(40,747)
Net cash provided by operating activities	97,133	49,020

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(25,283)	(42,916)
Net cash used in investing activities	(25,283)	(42,916)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under asset based credit facility	87,500	(199,970)
Net borrowings (repayments) under term loans	320,000	(80,000)
Net borrowings (repayments) under promissory and equipment security notes	64,007	(31,974)
Debt issuance costs	(4,636)	—
Repayments of convertible senior notes	(278,560)	—
Repurchases of common stock—including commissions	(250,032)	—
Proceeds from issuance of convertible senior notes	—	335,000
Proceeds from issuance of warrants	—	51,021
Purchase of convertible notes hedges	—	(91,857)
Debt issuance costs related to convertible senior notes	—	(6,349)
Other financing activities	(4,302)	17,779
Net cash used in financing activities	(66,023)	(6,350)
Effects of foreign currency exchange rate translation	(75)	(124)
Net increase (decrease) in cash and cash equivalents and restricted cash equivalents	5,752	(370)
Cash and cash equivalents and restricted cash equivalents
Beginning of period—cash and cash equivalents	5,803	17,907
Beginning of period—restricted cash equivalents (construction related deposits)	—	7,407
Beginning of period—cash and cash equivalents and restricted cash equivalents	$5,803	$25,314

End of period—cash and cash equivalents	11,555	22,199
End of period—restricted cash equivalents (construction related deposits)	—	2,745
End of period—cash and cash equivalents and restricted cash equivalents	$11,555	$24,944

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Net cash provided by operating activities	$58,309	$52,249	$97,133	$49,020
Accretion of debt discount upon settlement of debt	70,482	—	70,482	—
Capital expenditures	(17,367)	(25,237)	(25,283)	(42,916)
Principal payments under finance leases	(2,270)	(1,791)	(4,399)	(3,567)
Free cash flow [a]	$109,154	$25,221	$137,933	$2,537

[a]

Free cash flow is calculated as net cash provided by operating activities and the non-cash accretion of debt discount upon settlement of debt, less capital expenditures and principal payments under finance leases. Free cash flow excludes all non-cash items. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
GAAP net income	$63,757	$62,906	$99,479	$88,367
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	—	1,853	413	1,853
Cost of goods sold:
Asset impairments and change in useful lives [b]	1,916	—	4,909	—
Recall accrual [a]	(320)	(3,262)	(2,381)	(3,516)
Impact of inventory step-up [c]	—	190	—	380
Selling, general and administrative expenses:
Legal settlements [d]	(1,193)	(7,204)	(1,193)	(5,289)
Asset impairments and change in useful lives [b]	629	—	1,112	—
Recall accrual [a]	—	345	33	345
Reorganization related costs [e]	—	1,721	—	1,721
Reversal of loss on asset disposal [f]	—	—	—	(840)
Interest expense—net:
Amortization of debt discount [g]	9,918	9,000	21,607	16,272
(Gain) loss on extinguishment of debt [h]	(954)	917	(954)	917
Subtotal adjusted items	9,996	3,560	23,546	11,843
Impact of income tax items [i]	(2,323)	(11,957)	(3,354)	(13,049)
Adjusted net income [j]	$71,430	$54,509	$119,671	$87,161

[a]	Represents an adjustment to net revenues, increase in cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments and vendor claims.
[b]

The adjustment to cost of goods sold represents the acceleration of depreciation expense due to a change in the estimated useful lives of certain assets. The adjustment to selling, general and administrative expenses for the six months ended August 3, 2019 includes a $0.5 million charge related to the termination of a service agreement associated with such assets. The adjustment to selling, general and administrative expenses for the three and six months ended August 3, 2019 also includes asset impairment of $0.6 million.

[c]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[d]	Represents legal settlements, net of related legal expenses.
[e]

Represents costs associated with a supply chain reorganization, including the closure of the Dallas customer call center, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[f]	Represents the reversal of an estimated loss on disposal of asset due to negotiations of the sales price being finalized.
[g]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”) and for the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), we separated the 2019 Notes, 2020 Notes and 2023 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes and 2023 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes and 2023 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes and 2023 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.7 million and $0.8 million during the three months ended August 3, 2019 and August 4, 2018, respectively. Amounts are presented net of interest capitalized for capital projects of $1.4 million during both the six months ended August 3, 2019 and August 4, 2018. The 2019 Notes matured on June 15, 2019 and did not impact amortization of debt discount post-maturity.

[h]

The three and six months ended August 3, 2019 includes a gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019. The three and six months ended August 4, 2018 includes a loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in June 2018.

[i]

Assumes a normalized tax rate of 21% for the three and six months ended August 3, 2019 and August 4, 2018 in order to facilitate year over year comparison of operating results on a comparable basis with historical results at a consistent tax rate across time periods.

[j]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Diluted net income per share	$2.86	$2.29	$4.21	$3.35

Pro forma diluted net income per share [a]	$2.86	$2.32	$4.25	$3.38
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.44	0.34	0.92	0.62
Asset impairments and change in useful lives	0.11	—	0.26	—
Recall accrual	(0.01)	(0.04)	(0.08)	(0.05)
Legal settlements	(0.05)	(0.27)	(0.05)	(0.20)
(Gain) loss on extinguishment of debt	(0.04)	0.03	(0.04)	0.04
Reorganization related costs	—	0.06	—	0.06
Impact of inventory step-up	—	0.01	—	0.01
Reversal of loss on asset disposal	—	—	—	(0.03)
Subtotal adjusted items	0.45	0.13	1.01	0.45
Impact of income tax items [b]	(0.11)	(0.44)	(0.14)	(0.50)
Adjusted diluted net income per share [c]	$3.20	$2.01	$5.12	$3.33

[a]

For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes and 2023 Notes of $116.09, $118.13 and $193.65, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00 and $309.84, we will incur dilution related to the 2019 Notes, 2020 Notes and 2023 Notes, respectively, and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. The 2019 Notes, 2020 Notes and 2023 Notes did not have an impact on dilution during the three months ended August 3, 2019. Pro forma diluted net income per share for the three months ended August 4, 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,084,293, which excludes dilution related to the 2019 Notes and 2020 Notes of 412,268 shares. Pro forma diluted net income per share for the six months ended August 3, 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,386,758, which excludes dilution related to the 2019 Notes and 2020 Notes of 242,292 shares. Pro forma diluted net income per share for the six months ended August 4, 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,157,261, which excludes dilution related to the 2019 Notes and 2020 Notes of 206,134 shares. The 2019 Notes matured on June 15, 2019 and did not have an impact of the Company’s dilutive share count post-maturity.

[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Net revenues	$706,514	$640,798	$1,304,935	$1,198,204
Recall accrual [a]	—	1,853	413	1,853
Adjusted net revenues [b]	$706,514	$642,651	$1,305,348	$1,200,057

Gross profit	$294,958	$268,344	$527,772	$477,677
Asset impairments and change in useful lives [a]	1,916	—	4,909	—
Recall accrual [a]	(320)	(1,409)	(1,968)	(1,663)
Impact of inventory step-up [a]	—	190	—	380
Adjusted gross profit [b]	$296,554	$267,125	$530,713	$476,394

Gross margin [c]	41.7%	41.9%	40.4%	39.9%
Adjusted gross margin [c]	42.0%	41.6%	40.7%	39.7%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Net income	$63,757	$62,906	$99,479	$88,367
Interest expense—net	24,513	15,467	45,631	30,565
(Gain) loss on extinguishment of debt	(954)	917	(954)	917
Income tax expense	16,665	2,533	28,458	10,121
Operating income	103,981	81,823	172,614	129,970
Asset impairments and change in useful lives [a]	2,545	—	6,021	—
Recall accrual [a]	(320)	(1,064)	(1,935)	(1,318)
Legal settlements [a]	(1,193)	(7,204)	(1,193)	(5,289)
Reorganization related costs [a]	—	1,721	—	1,721
Impact of inventory step-up [a]	—	190	—	380
Reversal of loss on asset disposal [a]	—	—	—	(840)
Adjusted operating income [b]	$105,013	$75,466	$175,507	$124,624

Net revenues	$706,514	$640,798	$1,304,935	$1,198,204
Adjusted net revenues [c]	$706,514	$642,651	$1,305,348	$1,200,057

Operating margin [c]	14.7%	12.8%	13.2%	10.8%
Adjusted operating margin [c]	14.9%	11.7%	13.4%	10.4%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Net income	$63,757	$62,906	$99,479	$88,367
Depreciation and amortization	25,321	21,354	52,510	41,939
Interest expense—net	24,513	15,467	45,631	30,565
Income tax expense	16,665	2,533	28,458	10,121
EBITDA [a]	130,256	102,260	226,078	170,992
Stock-based compensation [b]	5,298	6,234	10,993	14,231
Asset impairments and change in useful lives [c]	629	—	1,112	—
Recall accrual [c]	(320)	(1,064)	(1,935)	(1,318)
Legal settlements [c]	(1,193)	(7,204)	(1,193)	(5,289)
(Gain) loss on extinguishment of debt [c]	(954)	917	(954)	917
Reorganization related costs [c]	—	1,721	—	1,721
Impact of inventory step-up [c]	—	190	—	380
Reversal of loss on asset disposal [c]	—	—	—	(840)
Adjusted EBITDA [a]	$133,716	$103,054	$234,101	$180,794

[a]

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of stock-based compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.

[b]	Represents non-cash compensation related to equity awards granted to employees.
[c]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

RECONCILIATION OF NET INCOME TO TRAILING TWELVE MONTHS EBITDA

AND TRAILING TWELVE MONTHS ADJUSTED EBITDA

(In thousands)

(Unaudited)

Trailing Twelve Months
August 3,
2019
Net income	$146,843
Depreciation and amortization	102,358
Interest expense—net	82,835
Income tax expense	43,570
EBITDA [a]	375,606
Goodwill and tradename impairment [b]	32,086
Stock-based compensation [c]	20,884
Asset held for sale impairment [d]	8,497
Reorganization related costs [e]	8,256
Distribution center closures [f]	3,886
Lease losses [g]	3,411
Asset impairments and change in useful lives [h]	2,308
Recall accrual [i]	1,002
Legal settlement [j]	(1,193)
Gain on extinguishment of debt [k]	(954)
Adjusted EBITDA [a]	$453,789

[a]	Refer to footnote [a] within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
[b]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[c]	Represents non-cash compensation related to equity awards granted to employees.
[d]	Represents the impairment recorded upon reclassification of an owned Design Gallery as held for sale.
[e]	Represents severance costs and related taxes associated with reorganizations.
[f]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[g]

The adjustment represents additional lease related charges due to the remeasurement of the lease loss liability for RH Contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows.

[h]	Represents a $1.2 million inventory impairment charge related to holiday merchandise, an asset impairment of $0.6 million and a $0.5 million charge related to the termination of a service agreement.
[i]	Represents adjustments to net revenues and cost of goods sold, inventory charges associated with product recalls, as well as accrual adjustments and vendor claims.
[j]	Represents a legal settlement.
[k]	Represents a gain on extinguishment of debt upon the maturity and settlement of the 2019 Notes in June 2019.

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT AND

RATIO OF TOTAL NET DEBT TO TRAILING TWELVE MONTHS ADJUSTED EBITDA

(In thousands)

(Unaudited)

	August 3,	Interest
	2019	Rate [a]
Asset based credit facility	$145,000	3.75%
FILO term loan	120,000	5.13%
Second lien term loan	200,000	8.94%
Equipment promissory notes	64,007	4.56%
Convertible senior notes due 2020 [b]	281,868	0.00%
Convertible senior notes due 2023 [b]	261,848	0.00%
Notes payable for share repurchases	18,741	4.97%
Total debt	$1,091,464
Cash and cash equivalents	(11,555)
Total net debt	$1,079,909

Trailing twelve months Adjusted EBITDA [c]	$453,789

Ratio of total net debt to trailing twelve months Adjusted EBITDA [c]	2.4

[a]	The interest rates for the equipment promissory notes and notes payable for share repurchases represent the weighted-average interest rates.
[b]	Amounts exclude discounts upon original issuance and third party offering costs.
[c]

The ratio of total net debt to trailing twelve months Adjusted EBITDA is calculated by dividing total net debt by trailing twelve months Adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to Trailing Twelve Months EBITDA and Trailing Twelve Months Adjusted EBITDA” and the related footnotes for definitions of EBITDA and Adjusted EBITDA and a reconciliation of trailing twelve months Adjusted EBITDA.

REVISED RECONCILIATION OF FIRST QUARTER FISCAL 2019

GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

As a result of the fluctuations in our quarterly income tax rate, driven primarily by the variability of tax benefits associated with equity awards including exercise of employee stock options and vesting of employee restricted stock units, beginning in the second quarter of fiscal 2019 RH will use a normalized tax rate of 21% when reporting adjusted net income and adjusted diluted net income per share in order to facilitate year over year comparison of operating results on a comparable basis with historical results at a consistent tax rate across time periods. The normalized tax rate of 21% approximates our expected effective tax rate for fiscal 2019. The table below presents the revised adjusted net income and adjusted diluted net income per share for the first quarter of fiscal 2019 to reflect the normalized 21% tax rate.

Three Months Ended
May 4,
2019
Net income	$35,722
Adjustments pre-tax [a]:
Net revenues:
Recall accrual	413
Cost of goods sold:
Asset impairments and change in useful lives	2,993
Recall accrual	(2,061)
Selling, general and administrative expenses:
Asset impairments and change in useful lives	483
Recall accrual	33
Interest expense—net:
Amortization of debt discount	11,689
Subtotal adjusted items	13,550
Impact of income tax items [b]	(1,031)
Adjusted net income [c]	$48,241

Adjusted diluted net income per share [c]	$1.97

[a]	Refer to above table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[a]	Assumes a normalized tax rate of 21%.
[a]

Adjusted net income and adjusted diluted net income per share are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance, as well as income tax expense utilizing a normalized 21% tax rate. We define adjusted diluted net income per share as adjusted net income divided by the Company’s pro forma diluted weighted-average shares. Pro forma diluted net income per share for the first quarter of fiscal 2019 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 24,449,403, which excludes dilution related to the 2019 Notes and 2020 Notes of 484,584 shares.

ASC 842 IMPACT OF ADOPTION

(In thousands)

(Unaudited)

We adopted Accounting Standards Update (“ASU”) 2016‑02, ASU 2018-10 and ASU 2018-11 (together, “ASC 842”), which pertain to accounting for leases, on February 3, 2019, the first day of our first fiscal quarter of 2019, using a modified retrospective approach. Under this adoption method, the results of prior comparative periods are revised with an adjustment to opening retained earnings of fiscal 2017.

Condensed Consolidated Statements of Income

The following tables summarize the impact of adopting ASC 842 on our fiscal 2018 annual and quarterly condensed consolidated statements of income:

	Year Ended February 2, 2019
	As Reported	Adjustment		As Adjusted
Net revenues	$2,505,653	$—		$2,505,653
Cost of goods sold	1,504,806	15,270	[a]	1,520,076
Gross profit	1,000,847	(15,270)		985,577
Selling, general and administrative expenses	711,617	12,224	[b][c]	723,841
Income from operations	289,230	(27,494)		261,736
Other expenses
Interest expense—net	75,074	(7,305)	[d]	67,769
Goodwill and tradename impairment	32,086	—		32,086
Loss on extinguishment of debt	917	—		917
Total other expenses	108,077	(7,305)		100,772
Income before income taxes	181,153	(20,189)		160,964
Income tax expense	30,514	(5,281)	[e]	25,233
Net income	$150,639	$(14,908)		$135,731
Weighted-average shares used in computing basic net income per share	21,613,678	—		21,613,678
Basic net income per share	$6.97	$(0.69)		$6.28
Weighted-average shares used in computing diluted net income per share	26,533,225	—		26,533,225
Diluted net income per share	$5.68	$(0.56)		$5.12

	Three Months Ended May 5, 2018
	As Reported	Adjustment		As Adjusted
Net revenues	$557,406	$—		$557,406
Cost of goods sold	345,371	2,702	[a]	348,073
Gross profit	212,035	(2,702)		209,333
Selling, general and administrative expenses	158,434	2,752	[b]	161,186
Income from operations	53,601	(5,454)		48,147
Interest expense—net	17,035	(1,937)	[d]	15,098
Income before income taxes	36,566	(3,517)		33,049
Income tax expense	8,507	(919)	[e]	7,588
Net income	$28,059	$(2,598)		$25,461
Weighted-average shares used in computing basic net income per share	21,545,025	—		21,545,025
Basic net income per share	$1.30	$(0.12)		$1.18
Weighted-average shares used in computing diluted net income per share	25,230,228	—		25,230,228
Diluted net income per share	$1.11	$(0.10)		$1.01

	Three Months Ended August 4, 2018
	As Reported	Adjustment	As Adjusted
Net revenues	$640,798	$—		$640,798
Cost of goods sold	369,198	3,256	[a]	372,454
Gross profit	271,600	(3,256)		268,344
Selling, general and administrative expenses	186,225	296	[b]	186,521
Income from operations	85,375	(3,552)		81,823
Other expenses
Interest expense—net	17,480	(2,013)	[d]	15,467
Loss on extinguishment of debt	917	—		917
Total other expenses	18,397	(2,013)		16,384
Income before income taxes	66,978	(1,539)		65,439
Income tax expense	2,936	(403)	[e]	2,533
Net income	$64,042	$(1,136)		$62,906
Weighted-average shares used in computing basic net income per share	21,925,702	—		21,925,702
Basic net income per share	$2.92	$(0.05)		$2.87
Weighted-average shares used in computing diluted net income per share	27,496,561	—		27,496,561
Diluted net income per share	$2.33	$(0.04)		$2.29

	Three Months Ended November 3, 2018
	As Reported	Adjustment	As Adjusted
Net revenues	$636,558	$—		$636,558
Cost of goods sold	382,047	4,490	[a]	386,537
Gross profit	254,511	(4,490)		250,021
Selling, general and administrative expenses	207,495	298	[b]	207,793
Income from operations	47,016	(4,788)		42,228
Interest expense—net	19,371	(1,676)	[d]	17,695
Income before income taxes	27,645	(3,112)		24,533
Income tax expense	5,234	(815)	[e]	4,419
Net income	$22,411	$(2,297)		$20,114
Weighted-average shares used in computing basic net income per share	22,082,141	—		22,082,141
Basic net income per share	$1.01	$(0.10)		$0.91
Weighted-average shares used in computing diluted net income per share	27,703,319	—		27,703,319
Diluted net income per share	$0.81	$(0.08)		$0.73

	Three Months Ended February 2, 2019
	As Reported	Adjustment	As Adjusted
Net revenues	$670,891	$—		$670,891
Cost of goods sold	408,190	4,822	[a]	413,012
Gross profit	262,701	(4,822)		257,879
Selling, general and administrative expenses	159,463	8,878	[b][c]	168,341
Income from operations	103,238	(13,700)		89,538
Other expenses
Interest expense—net	21,188	(1,679)	[d]	19,509
Goodwill and tradename impairment	32,086	—		32,086
Total other expenses	53,274	(1,679)		51,595
Income before income taxes	49,964	(12,021)		37,943
Income tax expense	13,837	(3,144)	[e]	10,693
Net income	$36,127	$(8,877)		$27,250
Weighted-average shares used in computing basic net income per share	20,901,841	—		20,901,841
Basic net income per share	$1.73	$(0.43)		$1.30
Weighted-average shares used in computing diluted net income per share	25,702,791	—		25,702,791
Diluted net income per share	$1.41	$(0.35)		$1.06

[a]	Represents the acceleration of lease costs primarily due to reclassification of certain leases from build-to-suit arrangements to finance lease right-of-use assets upon adoption of ASC 842.
[b]

The year ended February 2, 2019 and three months ended May 5, 2018 include lease costs of $1.2 million associated with a location that were previously accounted for under ASC 420—Exit or Disposal Cost Obligations guidance.

[c]	The year ended February 2, 2019 and three months ended February 2, 2019 include an impairment of approximately $8.5 million related to an asset held for sale under a sale-leaseback transaction.
[d]

Represents a decrease in build-to-suit interest expense due to derecognition of build-to-suit arrangements upon adoption of ASC 842, partially offset by an increase in interest expense related to finance lease right-of-use assets.

[e]	Represents the tax impact of the income statement adjustments resulting from the adoption of ASC 842.

Condensed Consolidated Balance Sheet

The following table summarizes the impact of adopting ASC 842 on certain line items of our fiscal 2018 condensed consolidated balance sheet:

	February 2, 2019
	As Reported	Adjustment		As Adjusted
Other current assets	$144,943	$21,274	[a]	$166,217
Property and equipment—net	863,562	89,395	[b]	952,957
Operating lease right-of-use assets	—	440,504	[c]	440,504
Other non-current assets	49,378	65,811	[d]	115,189
Accounts payable and accrued expenses	320,441	56	[e]	320,497
Operating lease liabilities	—	66,249	[c]	66,249
Deferred revenue, customer deposits and other current liabilities	253,942	8,109	[f]	262,051
Financing obligations under built-to-suit lease transactions	228,928	(228,928)	[g]	—
Non-current operating lease liabilities	—	437,557	[c]	437,557
Non-current finance lease liabilities	—	421,245	[f]	421,245
Other non-current obligations	104,088	(71,576)	[h]	32,512
Total stockholders’ deficit	(22,962)	(15,728)	[i]	(38,690)

[a]

Includes the recognition of asset held for sale under a sale-leaseback transaction, partially offset by the reclassification of prepaid rent to operating lease liabilities and other current liabilities (for finance leases).

[b]

Represents (i) recognition of finance lease right-of-use assets, partially offset by (ii) derecognition of non-Company owned properties that were capitalized under previously existing build-to-suit accounting policies, (iii) reclassification of construction in progress assets determined to be landlord assets to other non-current assets and (iv) reclassification of initial direct costs related to operating leases to operating lease right-of-use assets.

[c]

Represents recognition of operating lease right-of-use assets and corresponding current and non-current lease liabilities. The operating lease right-of-use asset also includes the reclassification of deferred rent and unamortized lease incentives related to operating leases and the reclassification of initial direct costs from property and equipment—net.

[d]

Primarily represents reclassification from property and equipment—net of construction in progress assets determined to be landlord assets for which the lease has not yet commenced, as well as the recognition of net deferred tax assets related to the adoption of ASC 842.

[e]	Represents a reclassification of an accrual for real estate taxes.
[f]

Primarily represents recognition of the current and non-current finance lease liabilities. The other current liabilities line item also includes the reclassification of current obligations associated with leases previously reported as capital leases to finance lease liabilities.

[g]	Represents derecognition of liabilities related to non-Company owned properties that were consolidated under previously existing build-to-suit accounting policies.
[h]

Includes reclassification of deferred rent and unamortized lease incentives to operating lease right-of-use assets upon adoption of ASC 842, as well as derecognition of the net lease loss liabilities as such balances were reclassified to operating lease right-of-use assets and operating current and non-current liabilities, and the reclassification of non-current obligations associated with leases previously reported as capital leases to finance lease liabilities.

[i]

Represents a decrease to the consolidated net income for fiscal 2017 and fiscal 2018, as well as an increase of $4.0 million to beginning fiscal 2017 retained earnings related to the adoption of ASC 842.

ASC 842: Reconciliation of Net Income to Adjusted Net Income

The following table presents our adjusted reconciliation of net income to adjusted net income for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net income	$25,461	$62,906	$20,114	$27,250	$135,731
Adjustments pre-tax:
Net revenues:
Recall accrual [a]	—	1,853	1,948	932	4,733
Cost of goods sold:
Recall accrual [a]	(254)	(3,262)	1,738	(2,361)	(4,139)
Asset impairments and change in useful lives [b]	—	—	—	3,807	3,807
Distribution center closures [c]	—	—	1,478	—	1,478
Impact of inventory step-up [d]	190	190	—	—	380
Selling, general and administrative expenses:
Reorganization related costs [e]	—	1,721	7,564	692	9,977
Asset held for sale impairment [f]	—	—	—	8,497	8,497
Lease losses [g]	—	—	3,411	—	3,411
Distribution center closures [c]	(840)	—	2,408	—	1,568
Recall accrual [a]	—	345	300	380	1,025
Legal settlement [h]	1,915	(7,204)	—	—	(5,289)
Other expenses:
Amortization of debt discount [i]	7,272	9,000	11,283	11,661	39,216
Goodwill and tradename impairment [j]	—	—	—	32,086	32,086
Loss on extinguishment of debt [k]	—	917	—	—	917
Subtotal adjusted items	8,283	3,560	30,130	55,694	97,667
Impact of income tax items [l]	(1,092)	(11,957)	(7,060)	(8,971)	(29,080)
Adjusted net income [m]	$32,652	$54,509	$43,184	$73,973	$204,318

[a]	Represents adjustments to net revenues and cost of goods sold, inventory charges associated with product recalls, as well as accrual adjustments and vendor claims.
[b]

The adjustment includes accelerated depreciation expense of $2.6 million due to a change in the estimated useful lives of certain assets and a $1.2 million inventory impairment charge related to holiday merchandise.

[c]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[d]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[e]

Represents severance costs and related taxes associated with reorganizations, including severance related to the closure of distribution centers and the Dallas customer call center as part of our supply chain reorganization.

[f]	Represents the impairment recorded upon reclassification of an owned Design Gallery as held for sale.
[g]

Represents additional lease related charges due to the remeasurement of the lease loss liability for RH Contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows.

[h]	Represents a legal settlement, net of related legal expenses.
[i]

Refer to footnote [g] within table titled “Reconciliation of GAAP Net Income to Adjusted Net Income.” Amounts are presented net of interest capitalized for capital projects of $0.6 million, $0.8 million, $0.7 million and $0.6 million during the first, second, third and fourth quarters of fiscal 2018, respectively. Fiscal 2018 is presented net of interest capitalized for capital projects of $2.7 million.

[j]	Represents goodwill and tradename impairment related to the Waterworks reporting unit.
[k]

Represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.

[l]

Assumes a normalized tax rate of 21% for each period presented. These amounts have been revised to reflect a 21% normalized tax rate in order to aid in the comparability of these metrics to our fiscal 2019 results and outlook.

[m]	Refer to footnote [j] within table titled “Reconciliation of GAAP Net Income to Adjusted Net Income.”

ASC 842: Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

The following table presents our adjusted reconciliation of diluted net income per share to adjusted diluted net income per share for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Diluted net income per share	$1.01	$2.29	$0.73	$1.06	$5.12

Pro forma diluted net income per share [a]	$1.01	$2.32	$0.74	$1.07	$5.18
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.29	0.34	0.42	0.46	1.50
Goodwill and tradename impairment	—	—	—	1.27	1.23
Reorganization related costs	—	0.06	0.28	0.03	0.38
Asset held for sale impairment	—	—	—	0.34	0.32
Asset impairments and change in useful lives	—	—	—	0.14	0.14
Lease losses	—	—	0.12	—	0.13
Distribution center closures	(0.04)	—	0.14	—	0.12
Recall accrual	(0.01)	(0.04)	0.15	(0.04)	0.06
Loss on extinguishment of debt	—	0.03	—	—	0.04
Impact of inventory step-up	0.01	0.01	—	—	0.01
Legal settlement	0.08	(0.27)	—	—	(0.20)
Subtotal adjusted items	0.33	0.13	1.11	2.20	3.73
Impact of income tax items [b]	(0.05)	(0.44)	(0.25)	(0.35)	(1.11)
Adjusted diluted net income per share [c]	$1.29	$2.01	$1.60	$2.92	$7.80

[a]

Refer to footnote [a] within table titled “Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share.” Pro forma diluted net income per share for the second quarter of fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,084,293, which excludes dilution related to the 2019 Notes and 2020 Notes of 412,268 shares. Pro forma diluted net income per share for the third quarter of fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,048,517, which excludes dilution related to the 2019 Notes and 2020 Notes of 654,802 shares. Pro forma diluted net income per share for the fourth quarter of fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,360,886, which excludes dilution related to the 2019 Notes and 2020 Notes of 341,905 shares. Pro forma diluted net income per share for fiscal 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,180,981, which excludes dilution related to the 2019 Notes and 2020 Notes of 352,244 shares.

[b]	Refer to above table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Refer to footnote [c] within table titled “Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share.”

ASC 842: Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit

The following table presents our adjusted reconciliation of net revenues to adjusted net revenues and gross profit to adjusted gross profit for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net revenues	$557,406	$640,798	$636,558	$670,891	$2,505,653
Recall accrual [a]	—	1,853	1,948	932	4,733
Adjusted net revenues [b]	$557,406	$642,651	$638,506	$671,823	$2,510,386

Gross profit	$209,333	$268,344	$250,021	$257,879	$985,577
Recall accrual [a]	(254)	(1,409)	3,686	(1,429)	594
Asset impairments and change in useful lives [a]	—	—	—	3,807	3,807
Distribution center closures [a]	—	—	1,478	—	1,478
Impact of inventory step-up [a]	190	190	—	—	380
Adjusted gross profit [b]	$209,269	$267,125	$255,185	$260,257	$991,836

Gross margin [c]	37.6%	41.9%	39.3%	38.4%	39.3%
Adjusted gross margin [c]	37.5%	41.6%	40.0%	38.7%	39.5%

[a]	Refer to above table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Refer to footnote [b] within table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit.”
[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

ASC 842: Reconciliation of Net Income to Operating Income and Adjusted Operating Income

The following table presents our adjusted reconciliation of net income to operating income and adjusted operating income for the quarterly and annual fiscal 2018 periods:

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net income	$25,461	$62,906	$20,114	$27,250	$135,731
Interest expense—net	15,098	15,467	17,695	19,509	67,769
Goodwill and tradename impairment	—	—	—	32,086	32,086
Loss on extinguishment of debt	—	917	—	—	917
Income tax expense	7,588	2,533	4,419	10,693	25,233
Operating income	48,147	81,823	42,228	89,538	261,736
Reorganization related costs [a]	—	1,721	7,564	692	9,977
Asset held for sale impairment [a]	—	—	—	8,497	8,497
Asset impairments and change in useful lives [a]	—	—	—	3,807	3,807
Lease losses [a]	—	—	3,411	—	3,411
Distribution center closures [a]	(840)	—	3,886	—	3,046
Recall accrual [a]	(254)	(1,064)	3,986	(1,049)	1,619
Impact of inventory step-up [a]	190	190	—	—	380
Legal settlement [a]	1,915	(7,204)	—	—	(5,289)
Adjusted operating income [b]	$49,158	$75,466	$61,075	$101,485	$287,184

Net revenues	$557,406	$640,798	$636,558	$670,891	$2,505,653
Adjusted net revenues [c]	$557,406	$642,651	$638,506	$671,823	$2,510,386

Operating margin [c]	8.6%	12.8%	6.6%	13.3%	10.4%
Adjusted operating margin [c]	8.8%	11.7%	9.6%	15.1%	11.4%

[a]	Refer to above table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]	Refer to footnote [b] within table titled “Reconciliation of Net Income to Operating Income and Adjusted Operating Income.”
[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to above table titled “ASC 842: Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

ASC 842: Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Fiscal 2018
	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year
Net income	$25,461	$62,906	$20,114	$27,250	$135,731
Depreciation and amortization	20,585	21,354	23,175	26,673	91,787
Interest expense—net	15,098	15,467	17,695	19,509	67,769
Income tax expense	7,588	2,533	4,419	10,693	25,233
EBITDA [a]	68,732	102,260	65,403	84,125	320,520
Goodwill and tradename impairment [b]	—	—	—	32,086	32,086
Stock-based compensation [c]	7,997	6,234	3,685	6,206	24,122
Reorganization related costs [b]	—	1,721	7,564	692	9,977
Asset held for sale impairment [b]	—	—	—	8,497	8,497
Lease losses [b]	—	—	3,411	—	3,411
Distribution center closures [b]	(840)	—	3,886	—	3,046
Recall accrual [b]	(254)	(1,064)	3,986	(1,049)	1,619
Asset impairments and change in useful lives [b]	—	—	—	1,196	1,196
Loss on extinguishment of debt [b]	—	917	—	—	917
Impact of inventory step-up [b]	190	190	—	—	380
Legal settlement [b]	1,915	(7,204)	—	—	(5,289)
Adjusted EBITDA [a]	$77,740	$103,054	$87,935	$131,753	$400,482

[a]	Refer to footnote [a] within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
[b]	Refer to table titled “ASC 842: Reconciliation of Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]	Represents non-cash compensation related to equity awards granted to employees.

THIRD QUARTER, FOURTH QUARTER AND FISCAL 2019 OUTLOOK

(In millions, except per share data)

The Company is providing the following outlook for the third quarter, fourth quarter and full year fiscal 2019:

	Third Quarter	Fourth Quarter	Fiscal Year
	2019	2019	2019
Adjusted net revenues	$672.0 - $678.0	$703.0 - $711.0	$2,680.3 - $2,694.3
% growth vs. prior year	5% - 6%	5% - 6%	7%

Adjusted gross margin (% of net revenues)	40.1% - 40.4%	40.9% - 41.2%	40.6% - 40.7%

Adjusted SG&A (as % of net revenues)	28.7% - 28.8%	24.6% - 24.7%	26.9%

Adjusted operating income	$76.0 - $79.0	$114.0 - $117.8	$365.5 - $372.3
% growth vs. prior year	24% - 29%	12% - 16%	27% - 30%

Adjusted operating margin (% of net revenues)	11.3% - 11.7%	16.2% - 16.6%	13.6% - 13.8%

Adjusted net income	$48.3 - $50.7	$78.9 - $81.9	$246.9 - $252.3

Adjusted diluted EPS	$2.08 - $2.18	$3.33 - $3.45	$10.53 - $10.76
% growth vs. prior year	30% - 36%	14% - 18%	35% - 38%

Capital expenditures—net of landlord contributions			$160 - $170

Asset sales			$50 - $60

Free cash flow			$325 - $350

Note: The Company’s adjusted net income does not include certain charges and costs. The adjustments to net revenues, gross margin, selling, general and administrative expenses, operating income, operating margin and net income in future periods are generally expected to be similar to the kinds of charges and costs excluded from such non-GAAP financial measures in prior periods, such as unusual non-cash and other compensation expense; legal claim related expenses; recall accruals; reorganization costs including severance costs and related taxes; and non-cash amortization of debt discount, among others. The exclusion of these charges and costs in future periods could have a significant impact on the Company’s adjusted net revenues, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted operating margin and adjusted net income. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

ESTIMATED DILUTED SHARES OUTSTANDING

(In millions)

	Average Stock Price
	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
Q3 2019 adjusted diluted shares outstanding [a]	22.02	22.64	23.07	23.42	23.74	24.14
Q4 2019 adjusted diluted shares outstanding [a]	22.18	22.79	23.22	23.57	23.88	24.28
Fiscal 2019 adjusted diluted shares outstanding [a]	22.38	23.00	23.45	23.79	24.16	24.66

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method. The 2019 Notes matured on June 15, 2019 and will not have an impact of the Company’s dilutive share count post-maturity.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2020 Notes and 2023 Notes of $118.13 and $193.65, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $189.00 and $309.84, we will incur dilution related to the 2020 Notes and 2023 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43 and $50.00 for the November 2012, July 2013 and May 2017 grants, respectively.

[a]

The Q3 2019 and Q4 2019 adjusted diluted shares outstanding includes 0.140 million incremental shares at $200.00 average share price due to dilution from the convertible notes. The Fiscal 2019 adjusted diluted shares outstanding includes 0.050 million and 0.298 million incremental shares at $180.00 and $200.00 average share price, respectively, due to dilution from the convertible notes.